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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-77060-99, 333-35323, 333-49561, 333-55827, 333-56349,
333-46222 and 333-107591) and the Registration Statements on Form S-3 (Nos. 333-82089, 333-94641, 333-31982, 333-46224 and 333-76378) of ATMI, Inc. of our
reports dated March 7, 2006, with respect to the consolidated financial statements and schedule of ATMI, Inc., ATMI, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ATMI, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

                                           /s/ ERNST & YOUNG LLP

Stamford, Connecticut
March 7, 2006